Exhibit 99.2

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital to Present at the 7thAnnual Insurance Conference
hosted by the New York Society of Security Analysts

Philadelphia, PA, January 21, 2003 – PMA Capital Corporation (NASDAQ:PMACA) today announced that John W. Smithson, President and Chief Executive Officer, and William E. Hitselberger, Senior Vice President and Chief Financial Officer, will present at the 7th Annual Insurance Conference hosted by the New York Society of Security Analysts. PMA Capital’s presentation at the conference will take place on Monday, January 27, 2003 beginning at approximately 11:25 a.m. Eastern time.

Investors, analysts and the general public are invited to listen to a live webcast of this presentation free of charge over the Internet. The live audio webcast of the presentation can be accessed at www.pmacapital.com. Enter through the Investor Information page (choose Current Investor Information), click on News Releases to find this announcement and then click on the microphone next to this release to access the audio web cast. In addition, a copy of the presentation materials used during the presentation will be available in the Investor Information section of the PMA Capital website. An archive of the presentation will be available at http://www.twst.com/econf/mm/nyssa19/pmaca.html for approximately one week.

During the conference, Mr. Smithson will provide an overview of PMA Capital’s operations and discuss the current environment for specialty commercial property/casualty insurance companies.

Anyone listening to PMA Capital’s presentation will be presumed to have read PMA Capital’s Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2002 and the Company’s third quarter 2002 earnings release, including the discussion under the caption “Cautionary Statements.”

Certain statements made during PMA Capital’s presentation may constitute forward-looking statements for purposes of safe harbor provisions under The Private Securities Litigation and Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed in the Company’s earnings releases and periodic filings with the SEC.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information about PMA Capital and its specialty insurance businesses, please contact Investor Relations at 215.665.5046 or visit us at www.pmacapital.com.